EXHIBIT 2

SCHEDULE TO FORM OF VOTING AGREEMENT

Each Voting Agreement (and form of Irrevocable Proxy attached as Exhibit A to the form of Voting Agreement attached as Exhibit 1 to the Schedule 13D filed by Sanders Morris Harris, Inc.) is identical for each of the individual shareholders of Tag-It Pacific, Inc. (the “Shareholders”) that executed a Voting Agreement, except with regard to the number of shares that each Shareholder holds and that have agreed to vote for the Conversion and granted its proxy to vote for the Conversion to Sanders Morris Harris Inc. The following table provides a list of each Shareholder and the number of shares held by the Shareholder:

Shareholder	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Series C Preferred Beneficially Owned

Coats North America Consolidated, Inc.	—	607,288

Heathmont International Limited	197,861	—

Darosid N.V.	110,324	—

Saloner Family Investments, L.P.	156,568	—

Alan Saloner	40,800	—

Colin Dyne	657,580	—

Harris Toib	173,000	—

Mark Dyne	628,067	—

Audrey Dyne	659,507	—

Commerce Investment Group	600,000	—

Larry Dyne	80,445	—

Kevin Bermeister	157,117	—

Herman S. Roup	42,000	—

Jonathan Burstein	95,788	—

Gerard Guez	1,000,000	—

Todd Kay	1,000,000	—

TOTALS	5,599,057	607,288